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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

SEC FILE NUMBER
0-15960
                           NOTIFICATION OF LATE FILING

(Check One): [_]Form 10-K [_]Form 20-F [_]Form 11-K [X]Form 10-Q [_]Form N-SAR For Period Ended: June 30, 2001
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:   June 30, 2001
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                 Not Applicable

PART I -- REGISTRANT INFORMATION

U.S. Technologies Inc.
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Full Name of Registrant

Not Applicable
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Former Name if Applicable

1130 Connecticut Avenue, NW. Suite 700
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Address of Principal Executive Office (Street and Number)

Washington, D.C. 20008
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City, State and Zip Code






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PART II -- RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
 [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth

 [_] (c) The accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

                         (Attach Extra Sheets if Needed)

The Registrant's Form 10-Q for the period ended June 30, 2001 was not filed within the prescribed time period due to the fact that the Registrant was unable to complete the preparation of its interim financial statements in time for the Registrant's independent certified public accountants to complete their review.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

 Allyson Holland                     202                      488-3100
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     (Name)                       (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X]Yes [_]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_]Yes [X]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                             U.S. Technologies Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date August 14, 2001           By: /s/ Gregory Earls
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                                  Gregory Earls
                                  Chairman of the Board, Chief Executive Officer

ATTENTION
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International misstatements or omissions of fact constitute Federal Criminal
Violations (See 18 U.S.C. 1001).
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